EXHIBIT 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-58561) of Hines Horticulture, Inc. of our report dated March 26, 2003, except for the second paragraph of Note 15 as to which the date is September 10, 2003 relating to the financial statements of Hines Horticulture Inc., which appear in this Form 8-K dated September 10, 2003.

PricewaterhouseCoopers LLP

Orange County, California

September 10, 2003